SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:  PIMCO Variable Insurance Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         840 Newport Center Drive

         Newport Beach, California 92660

Telephone Number (including area code):   1-714-760-4867

Name and address of agent for service of process:

  R. Wesley Burns, Pacific Investment Management Company,
  840 Newport Center Drive, Newport Beach, California 92660

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES /X / NO / /

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                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Washington, in the District of Columbia on the 3rd day of October, 1997.


                            PIMCO VARIABLE INSURANCE


                    BY: ____________________________________
                        Name: R. Wesley Burns*
                        Title: President and Trustee






* /s/ Robert W. Helm
Name:Robert W. Helm, as attorney-in-fact  pursuant to power of attorney filed as
     Exhibit 19 to the initial registration statement on Form N-1A of Registrant as filed on October 3, 1997.



Attest:  __________________
         Name:  John P. Hardaway**
         Title: Treasurer (Principal Financial and Accounting Officer)



**  /s/ Keith T. Robinson
Name:Keith T. Robinson, as attorney-in-fact  pursuant to power of attorney filed as Exhibit 19 to the initial registration statement on Form N-1A of Registrant as filed on October 3, 1997.